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                                                                   EXHIBIT 10.22

                            GROUND SERVICES AGREEMENT
                            -------------------------

                  THIS AGREEMENT is entered into as of December 1, 1996, by and between International Total Services, an Ohio corporation with its principal offices at Crown Centre, 5005 Rockside Road, Cleveland, Ohio 44131 ("Contractor"), and Delta Air Lines, Inc., a Delaware corporation with its principal offices at Hartsfield Atlanta International Airport, Atlanta, Georgia 30320 ("Delta").

                                   WITNESSETH:

                  WHEREAS, Delta desires to obtain ground services at certain times and places; and

                  WHEREAS, Contractor is in the business of supplying such ground services and is willing to provide the same for Delta on the terms and conditions set forth below;

                  NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

         1. TERM. This Agreement shall be effective as of December 1, 1996, and shall continue in effect until canceled by Delta giving not less than thirty
(30) days' prior written notice to Contractor or Contractor giving not less than sixty (60) days' prior written notice to Delta. The commencement date for services under this Agreement shall be December 1, 1996 (the "Commencement Date").

         2.       SERVICES AND STANDARDS.

                  2.1 From and after the Commencement Date, Contractor shall furnish to Delta at Delta's facilities located at Cleveland Hopkins International Airport in Cleveland, Ohio (the "Airport") the ground services described in Exhibit A attached hereto and incorporated herein by reference (such services are sometimes referred to herein as the "work"). Such services shall be performed in accordance with the specifications and other requirements referenced or set forth in EXHIBIT A. As provided in Section 5 hereof, it is understood that certain additional services may be required and shall be provided under this Agreement, even though not specifically listed in EXHIBIT A.

                  2.2 The services described in EXHIBIT A will be made available without further request for arrivals and departures scheduled to be made at the Airport by aircraft of Delta or other carriers ground handled by Delta from time to time. Delta operates certain flights under the name "Delta Express." Such operations are Delta operations for all purposes under this Agreement. Delta will coordinate with Contractor all proposed schedule changes or additions at least fifteen (15) days in advance of the effective


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date thereof, and Contractor will advise Delta as to Contractor's ability to accommodate such changes within five (5) days thereafter.

                  2.3 The services provided under this Agreement shall be performed in a timely and professional manner at all times and shall be performed in full compliance with Delta's Ground Operations Manual ("GOM") as such manual may be in effect from time to time. All personnel utilized by Contractor shall be properly attired in accordance with the uniform specifications set forth in EXHIBIT B hereto and shall be able to perform the contracted services competently.

                  2.4 Contractor's employees who operate motorized vehicles in the performance of the work must possess a valid state driver's license for the state in which the services performed and a valid Delta Mobile Equipment Operator's License.

                  2.5 All services shall be furnished by Contractor as an independent contractor. All personnel utilized by Contractor in the furnishing of such services shall be employees of Contractor and under no circumstances shall be deemed employees of Delta. Contractor shall be fully responsible for all acts and omissions of such personnel. Contractor shall bear sole responsibility for payment of compensation to its personnel. Contractor shall withhold (if applicable), pay and report, for all personnel assigned to Delta's work, federal, state and local income tax withholding, social security taxes, employment head taxes, and unemployment insurance applicable to such personnel as employees of Contractor. Contractor shall bear sole responsibility for any health or disability insurance, retirement benefits, or welfare, pension or other benefits (if any) to which such personnel may be entitled. Contractor agrees to defend, indemnify, and hold harmless Delta, Delta's officers, directors, employees and agents, and the administrators of Delta's benefit plans, from and against any claims, liabilities, or expenses relating to such compensation, tax, insurance, or benefit matters.

                  2.6 Contractor agrees to use its best efforts to follow any instructions provided by Delta's Station Manager/Director or his designee regarding the standards, procedures, and practices to be followed in furnishing services pursuant to this Agreement. In the absence of such instructions, services will be furnished in accordance with the accepted standards, practices, and procedures normally followed in the industry in connection with such operations. Delta's Station Manager/Director or his designee shall be authorized to request services on behalf of Delta. Provided, however, for purposes of this
Section 2.6, if the services to be provided under this Agreement include cargo or mail handling services, then Contractor shall coordinate with both Delta's Station Manager/Director and Delta's Cargo Regional Manager or Cargo Manager for the Airport or their respective designees for all

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matters addressed by this Section 2.6 with respect to such cargo and mail handling services.

                  2.7 All services performed hereunder shall be performed in a manner which ensures health and safety. Contractor shall comply with all laws, rules, regulations and procedures relating to health and safety. Without limiting the foregoing general statements of Contractor's obligations, Contractor shall ensure that its employees wear all personal protective equipment necessary to protect such employees from potential hazards, including, without limitation. all personal protective equipment required by applicable laws, rules, regulations and procedures.

                  2.8 Contractor shall ensure that all personnel utilized in the performance of tile services required hereunder receive all operational and safety training necessary for the safe and competent performance of such services, including, without limitation, any specialized training provided or required by Delta and any training required by applicable laws, rules, regulations and procedures. Contractor shall designate an employee to be the Contractor's Training Coordinator responsible for the training of new employees, dissemination of new procedures and revisions to Delta's cargo manual and tariffs, and participation in Delta's "Train the Trainer" activities. All training must be documented in the Delta Automated Training Manual System
(ATMS). Separate supporting documentation Must be maintained by Contractor for the longer of three (3) years or the period of time specified by applicable laws, rules, regulations and procedures. Delta shall have the right, but not the duty, to conduct audits of such training records as it deems prudent to ensure compliance with this requirement.

                  2.9 At Delta's request and upon the terms set forth herein, Contractor shall provide the services specified herein, as Delta's contractor, for other air carriers ground handled by Delta from time to time. Except as provided in Section 5.3 hereof, such services shall be at no additional cost to Delta. Contractor shall perform the same services for the ground handled carrier's aircraft as are performed for Delta aircraft hereunder and such services shall be subject to the same standards and requirements, unless otherwise instructed by Delta.

                  2.10 At all times during which Contractor's employees are required to be performing the services required under this Agreement, Contractor agrees to maintain a competent work supervisor (or other employee with responsibility for overseeing the performance of the services) located at the Delta facilities at which the services are to be performed, and to keep Delta's Station Manager/Director (or the Station Manager/Director's designated agent in charge) continuously advised of the locations) and telephone number(s) at which such work supervisor (or other

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employee with responsibility for overseeing the performance of the services) may be contacted to be advised of emergencies, worker absences, accidents involving workers. or substandard performance of work. The availability of such work supervisor or other employee shall in no way obligate Delta to communicate any such information to Contractor.

                  2.11 Contractor shall comply with all applicable laws, rules, regulations and procedures which govern the services provided for In this Agreement. Contractor shall obtain all licenses and permits which may be required by any governmental authority for the performance of the contracted services and shall pay all fees and charges therefor. The foregoing obligations are in addition to those provided in Section 13 of this Agreement.

         3.       COST OF THE WORK AND GUARANTEED MAXIMUM COST.

                  3.1 From and after the Commencement Date, Delta will reimburse Contractor for the cost of the work as defined in Section 6 and as limited in
Section 7, in addition to Contractor's Management Fee stipulated in Section 4.

                  3.2 The maximum cost to Delta of the aggregate of Contractor's Management Fee and the cost of the work for each one-year period front December 1 to November 30 is guaranteed by Contractor not to exceed the sum identified in EXHIBIT C as the "Guaranteed Maximum Cost."

                  3.3 Adjustments, if any, to the Guaranteed Maximum Cost as a result of changes in the scope of the work shall be handled in accordance with
Section 5 hereof.

         4.       CONTRACTOR'S FEE.

                  4.1 Delta will pay Contractor in current funds, as payment for its services and personnel, a fee calculated in accordance with the fee schedule contained in EXHIBIT C and identified in such exhibit as the "Management Fee."

                  4.2 Adjustments, if any, to Contractor's Management Fee as a result of changes in the scope of the work shall be handled in accordance with
Section 5.5 hereof.

         5. CHANGES IN THE WORK/WORK FOR OTHER CARRIERS.

                  5.1 SCOPE OF WORK. Contractor is to provide a dedicated work force to provide the services specified herein as Delta's contractor for all arrivals and departures scheduled to be made at the Airport by aircraft of Delta or of other carriers ground handled by Delta from time. The Guaranteed Maximum Cost set forth in EXHIBIT C was determined in part based on information provided by Delta to Contractor with respect to the average number of

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flights per week for which Contractor's services are required hereunder.

                  5.2 CHANGES. Changes in the scope of the work may become necessary in order to address changes that were not anticipated at the time the annual forecast of operating cost ("Forecast of Operating Cost") and Guaranteed Maximum Cost were established and that were not included in such Forecast of Operating Cost and Guaranteed Maximum Cost. It is possible that these changes in the scope of the work could result in increases or decreases in the cost of the work to Contractor. The following are examples of potential changes in the scope of the work that might result in an increase in the cost of the work:

                           5.2.1 A material increase in the average number
of flights per week for which services are required hereunder;

                           5.2.2 Additional man-hours required as the result of
late or irregular flight operations;

                           5.2.3 Additional man-hours and/or travel expenses
due to a substantial change in Delta's training requirements or the training requirements imposed by applicable laws, rules, regulations and procedures;

                           5.2.4 Unanticipated seasonal changes resulting in
substantial increases in the number of flights handled or otherwise substantially increasing Contractor's workload under this Agreement;

                           5.2.5 Additional requirements with respect to the
maintenance of and upkeep of equipment and facilities at the Airport requested by the Delta Station Manger/Director (e.g., extra painting of ground equipment).

         5.3 COMPENSATION FOR INCREASES IN COSTS DUE TO CHANGES IN THE WORK. Contractor shall be reimbursed for such out-of-scope work and the cost shall not be counted against the original Guaranteed Maximum Cost only if the requirements set forth in this Section 5.3 are satisfied. In the event that a change in the scope of the work is made by Delta and, as the direct result of such change, Contractor would be required to provide man-hours in excess of the manhours used by Delta and Contractor in establishing the Forecast of Operating Cost in EXHIBIT C or incur expenses not covered by the line items set forth in EXHIBIT C, then, if Contractor desires to receive compensation therefor, Contractor shall, prior to rendering such services or incurring such additional expenses, submit to the Delta Station Manager/Director the approved Delta form for Authorization of Additional Charges for Out-of-Scope Work. If Delta's Station Manager/Director then agrees in writing that such work is out-of-scope work and that such work would require man-hours in excess of the man-hours used by Delta and Contractor in

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establishing the Forecast of Operating Cost or would require Contractor to incur expenses not covered by the line items Exhibit C, then, at Delta's sole option, either (i) the Guaranteed Maximum Cost shall be increased by an amount equal to the sum of the actual increase in Contractor's costs resulting from the change in the scope of the work plus the increase, if any, in the Contractor's Management Fee pursuant to Section 5.5 hereof, and the cost of the additional work shall be billed to Delta in the same fashion as the original scope of work, or (ii) the additional work shall be billed by Contractor as a separate line item on the monthly invoice at the hourly rate set forth in EXHIBIT C hereto and shall not be considered part of the cost of the work or be counted against the Guaranteed Maximum Cost. Unless the Delta form for Authorization of Additional Charges for Out-of-Scope Work is submitted by Contractor and approved in advance in writing by Delta's Station Manager/Director, Delta shall not be responsible for any extra compensation claimed by Contractor on account of such services or expenses.

                  5.4 DECREASES IN COSTS DUE TO CHANGES IN THE WORK. In the event that the change in the work would decrease the cost of the work, Delta shall be billed only for the actual decreased cost of the work and, at Delta's option, the Guaranteed Maximum Cost for the work shall be reduced by the sum of the decrease in the actual cost of the work and the reduction, if any, in the Contractor's Management Fee pursuant to Section 5.5 hereof.

         5.5 ADJUSTMENTS TO CONTRACTOR'S MANAGEMENT FEE. In the event that Delta elects to make an adjustment to the Guaranteed Maximum Cost pursuant to Section 5.3(i) or 5.4 hereof as the result of a change in the scope of the work, then Contractor's Management Fee shall be reviewed for adjustment if the change in the scope of the work results in an Increase or decrease of 10% or more of the amount specified in EXHIBIT C as the annual Forecast of Operating Cost. If the Contractor's Management Fee is so adjusted, then the Guaranteed Maximum Cost will be adjusted accordingly to reflect the revised Management Fee.

                  5.6 CREDITS FOR WORK PERFORMED FOR OTHER CARRIERS. Should Contractor desire to provide services at the Airport to carriers other than Delta with manpower from the work force prove dedicated to Delta, Contractor shall reimburse Delta on the monthly invoice for work hours associated with such services based on the hourly rate set forth in EXHIBIT C hereto. Such reimbursement shall be identified as a separate line item credit on the monthly invoice and will not affect the Guaranteed Mesa-new-n Cost. Contractor is authorized to utilize manpower fried-n the work force dedicated to Delta only if such manpower is not needed to furnish services to Delta or carriers ground handled by Delta and only if agreed to in advance by Delta's Station Manager/Director. Delta's facilities shall not be used by Contractor for any purpose other than the performance of the work hereunder for Delta and carriers

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ground handled by Delta.

         6. COSTS TO BE REIMBURSED.

                  6.1 The term "cost of the work" shall mean costs necessarily and reasonably incurred in the proper performance of the work and paid by Contractor. Such costs shall be at rates not higher than those prevailing in the locality of the work except with prior written consent of Delta, and shall include the following items:

                           6.1.1 Wages paid for labor in the direct employ
of Contractor in the performance of the work on site. Bonuses or other incentives shall be reimbursable only if approved in writing in advance by Delta.

                           6.1.2 Cost of contributions, assessments or taxes
required to be paid to any governmental authority for such items as unemployment compensation and social security, insofar as such cost is based on wages, salaries or other remuneration paid to employees of Contractor and included in the cost of the work under Section 6.1.1. Such costs shall be limited to those required by applicable federal, state or local laws and regulations.

                           6.1.3 Cost of performing background checks and drug
screening tests in order to comply with Section 13 hereof.

                           6.1.4 The amortization, calculated as set forth
in this Section 6.1.4, of the cost of all vehicles, vacuums, carpet extractors and radios, if any, purchased by Contractor and used exclusively in the performance of the work. The purchase price of vehicles shall be amortized over five years, without interest. The purchase price of vacuums, extractors and radios shall be amortized over four years, without interest. Upon full amortization, title to such equipment or vehicles shall pass to Delta and no charges shall be imposed for use of the equipment or vehicles. The cost of the maintenance of, and repairs to, such vehicles and equipment necessary to maintain such vehicles and equipment in an operable condition shall also be a reimbursable cost. Reimbursable maintenance and repairs shall not include an overhaul or restoration Of Such equipment or vehicles.

                  6.1.5 Rental charges of all necessary equipment used at the site of tile work, to the extent Such equipment is used exclusively in the performance of the work. Such rental charges shall be at rates consistent with those prevailing in the area for periods of time when such equipment is required and used in the performance of the work. The cost of the work shall also include minor repairs and replacements to Such equipment and costs incurred for removal, transportation and delivery of such equipment. Contractor shall, as may be periodically required by Delta, evaluate the anticipated total rental charge of each item of

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equipment and should the anticipated total rental charges for the expected duration of tile work equal 75% or more of tile purchase price of the equipment, Delta shall be notified of such facts and i-nay direct Contractor to purchase the equipment (in which case, title to such property shall pass to Delta upon payment of such costs). The phrase "minor repairs and replacements" above is limited to repairs and parts replacements to maintain the item of equipment in an operable condition and does not include major repair/overhaul to restore equipment to a nearly new condition.

                           6.1.6 The proportionate cost attributable to the
work for premiums for all bonds and insurance which Contractor is required by this Agreement to purchase and maintain.

                           6.1.7 Sales, use or similar taxes, related to the
work and for which Contractor is liable, imposed by any applicable governmental authority. The proportionate cost attributable to the work for any city business licenses required for the performance of the work shall also be a reimbursable cost.

                           6.1.8 The cost of uniforms to the extent Contractor
is unable, after reasonable efforts, to obtain reimbursement from its personnel for such costs and only if and to the extent that a line item for such cost has been included in the Forecast of Operating Cost in EXHIBIT C.

                           6.1.9 Minor expenses such as telegrams, long
distance telephone calls, telephone service at the site (if applicable), express age, office supplies, postage and similar petty cash items reasonably and necessarily incurred in connection with the work.

                           6.1.10 Purchased computer software and hardware,
office copiers and facsimile machines necessary to perform the work and used exclusively in the work. Any such equipment to be purchased under this Agreement must be previously approved in writing by Delta and the title to such equipment shall transfer to Delta on Delta's reimbursing the Contractor or the cost of such equipment.

                           6.1.11 To the extent provided in this Section
6.1.11, the cost of initial training (i.e., prior to the Commencement Date) for the Contractor's initial staff dedicated to performance of the work for Delta at the Airport. Delta shall reimburse Contractor for the actual salary costs incurred by Contractor for such staff during training hours, including the associated statutory overhead, and such costs shall not be applied to the Guaranteed Maximum Cost. Any other costs related to training shall not be reimbursable unless included as a separate positive line item dollar amount on EXHIBIT C. If so included on EXHIBIT C, such line item costs shall be reimbursed at actual cost and shall be applied to the Guaranteed Maximum Cost. In the event

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that Such initial training is conducted in a city other than the city in which the Airport is located, Delta shall provide air transportation to such location on Delta, hotel accommodations at Delta's negotiated corporate rates, and shall reimburse actual meal expenses (subject to a maximum of Delta's published per diem meal allowance then in effect for ground employees). No cash reimbursement for air transportation shall he provided. With respect to costs incurred prior to the Commencement Date for Contractor's home office employees and other necessary overhead expenses, Contractor shall be paid a pro rata portion of the Contractor's Management Fee for the period commencing on the effective date of this Agreement, as set forth in Section 1 hereof (the "Effective Date"), and ending upon the Commencement Date. This fee shall be determined by dividing the annual Contractor's Management Fee set forth in EXHIBIT C by 365 and multiplying such daily amount by the number of days between the Effective Date and the Commencement Date. All training and services performed or undertaken in connection with this Agreement prior to the Commencement Date shall be subject to the terms and provisions of this Agreement, including, without limitation, the indemnification provisions of Section 17. Training costs incurred after the Commencement Date, other than for recurrent training and training of new employees, shall not be reimbursable.

                           6.1.12 The cost of fuel consumed by the vehicles
utilized by Contractor in the performance of the work, so long as such vehicles are licensed only for use on the Airport Operating Area at the Airport (the "AOA") and are used exclusively in the performance of the work.

                           6.1.13 Other costs incurred in the performance of
the work if and to the extent specifically included as a positive line item dollar amount in the Forecast of Operating Cost set forth in EXHIBIT C hereto or approved in advance in writing by Delta in accordance with Section 5 hereof.

                  6.2 Notwithstanding the inclusion of the specific cost items contained in this Section 6 and notwithstanding any other provision of this Agreement, no such item shall be included as part of the cost of the work unless substantiated to the reasonable satisfaction of Delta and unless the Forecast of Operating Cost set forth in EXHIBIT C hereto expressly includes a positive line item dollar amount for such type of cost.

                  6.3 Further, notwithstanding the inclusion of the specific cost items contained in this Section 6, said items shall not be included as part of the cost of the work to the extent that the cost of such items, together with Contractor's fee, exceeds the Guaranteed Maximum Cost referenced in Section 3 and set forth in EXHIBIT C hereto.

7.       COSTS NOT TO BE REIMBURSED.

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         7.1 Notwithstanding any other provision of this Agreement, the terM
"cost of the work" shall not include any of the following items (unless the item is expressly included as a positive line item dollar amount in the Forecast of Operating Cost in EXHIBIT C hereto):

                           7.1.1 Salaries or other compensation of Contractor's
personnel at Contractor's principal office. branch offices and field offices (other than the on-site office at the Airport).

                           7.1.2 Expenses of Contractor's principal office,
branch offices and field offices (other than the on-site office at the Airport).

                           7.1.3 Any part of Contractor's capital expenses
or interest on Contractor's capital employed in the work, unless expressly permitted in Section 6.1.4.

                           7.1.4 Advertising (unless directed specifically
to recruitment of employees for the Delta work at the Airport) and public relations expenses.

                           7.1.5 Fees of consultants.

                           7.1.6 Home office accounting department costs.

                           7.1.7 Contributions and donations.

                           7.1.8 Federal, state and local taxes measured by
net income, assets or net worth.

                           7.1.9 Overhead or general expenses of any kind,
except for any that are both not excluded by other provisions in this Section 7 and are expressly included in any of the specified items listed in Sections
6.1.1 through 6.1.13.

                           7.1.10 Cost of fuel for Contractor's supervisory
vehicle, if any, licensed to operate off the AOA.

                           7.1.11 Costs due to the fault or negligence (in
either case, including, but not limited to, waste or in is management) of Contractor, anyone directly or indirectly employed by Contractor or for whose acts Contractor may be liable, including, but not limited to, costs of or related to defective or non-conforming work, or disposal of material or equipment wrongly supplied.

                           7.1.12 Costs incurred in connection with or in
anticipation of any claim against Delta under this Agreement, whether or not such claim becomes the subject of a judicial or other formal proceeding.

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                           7.1.13 Costs of civil penalties or fines levied
by any federal, state or local authority, including costs to defend such actions, due to tile acts or omissions of Contractor, its officers, directors, employees, agents or subcontractors.

                           7.1.14 Costs in excess of the Guaranteed Maximum
Cost, as referenced in Section 3 and set forth in EXHIBIT C hereto.

                           7.1.15 The cost of any item not specifically and
expressly included in the items described in Section 6.

         8. DISCOUNTS, REBATES AND REFUNDS. All cash discounts shall accrue to Delta. All trade discounts, rebates and refunds and all returns from sale of surplus materials and equipment shall accrue to Delta and Contractor shall make provisions so that they will be obtained.

         9. ACCOUNTING RECORDS. Contractor shall keep full and detailed records and books of account on the basis of its currently established accounting methods in effect as of the effective date of this Agreement, showing the actual direct cost reimbursable to Contractor under the provisions of this Agreement. Delta, or its nominee, shall at all times during regular business hours have the right to audit and have access to the books of account, receipts and records pertaining to the reimbursable cost of performance hereunder by Contractor. Delta shall also be afforded access to all the Contractor's other records, books correspondence, instructions, memoranda and similar data relating to this Agreement an@ any of the work. Contractor shall preserve such documents and other records to which Delta has access rights under this Section 9 without additional compensation therefor for a period of three (3) years, or such longer period as may be required by law, after termination or expiration of this Agreement. If as a result of any such audit or otherwise it is determined that Delta has paid any excess charges for the work, Delta shall be entitled to immediate refunds for any such excess charges paid by Delta.

         10. APPLICATIONS FOR PAYMENT.

                  10.1 INVOICES; BILLING, ADDRESS. Each month during the term of this Agreement, as soon as actual expenses are determined for the preceding month, an invoice shall be submitted to Delta by Contractor. Such invoice shall reflect the total cost of the work incurred by Contractor during the preceding month and the monthly management fee, subject to the Guaranteed Maximum Cost referenced in Section 3.2 and set forth in EXHIBIT C of this Agreement. Such invoice shall be accompanied by all documentation necessary to support the entire month's payment has been made and for which reimbursement is sought. The invoice should be sent to:

                           Station Manager - Cleveland Station
                           Delta Air Lines, Inc.

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                           Cleveland Hopkins International Airport
                           Cleveland, Ohio 44135

                  10.2 PRORATION. If the Commencement Date is a date other than tile first day of a month or this Agreement ends on a date other than the last day of a month, then the monthly amounts on the Forecast of Operating Cost and the monthly management fee amounts shall be prorated for such first or last month.

                  10.3 QUALITY ASSURANCE. Contractor agrees to comply with Delta's quality assurance procedures and performance standards applicable to the work. Delta shall provide Contractor with a copy of such procedures and standards and any revisions made thereto from time to time. Contractor further agrees to accept the appropriate reduction in payment where the quality of service provided does not meet the prescribed Delta performance standards. All reductions imposed by Delta shall be included as a credit to Delta on the first monthly invoice presented by Contractor to Delta after imposition of the reduction by Delta.

         11.      PAYMENTS TO CONTRACTOR

                  11.1 Delta will review Contractor's statements of moneys due, in accordance with Section 10, and the undisputed amount shall be payable within thirty (30) days of receipt of invoice. Delta shall have the option not to pay any amount if Delta shall dispute its reasonableness or necessity. Delta and Contractor shall make a good faith effort to resolve such dispute prior to the next payment date. Delta's review of any of the Contractor's statements, failure to dispute any amount claimed to be due or payment of any amount shall not waive any rights Delta has under this Agreement or otherwise, including, without limitation, the right to recover any amounts subsequently determined not to have been payable to the Contractor and the right to terminate this Agreement.

                  11.2 The final payment due under this Agreement shall be paid by Delta to Contractor within forty-five (45) days after the later of (i) expiration or termination of this Agreement, (ii) receipt of Contractor's final invoice, and (iii) completion of proper accounting for all Delta property.

         12.      TERMINATION OF AGREEMENT AND REDUCTION IN WORK.

                  12.1 Contractor may stop the work or otherwise terminate this Agreement if Delta shall fail to make payment of undisputed amounts when due, in accordance with Section 11, after ten (10) days written notice of such failure of payment.

                  12.2 Delta reserves the right to reduce the scope of work to be performed by not less than fifteen (15) days written notice

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to Contractor. Reductions in compensation as a result of reductions in scope shall be handled in accordance with Section 5 hereof.

                  12.3 As provided in Section 1, either party shall have the right to terminate this Agreement, without cause, for convenience, upon not less than thirty (30) days' prior written notice by Delta to the Contractor and not less than sixty (60) days' prior written notice by the Contractor to Delta.

                  12.4 If the Contractor files for bankruptcy, has an involuntary petition filed against it which is not dismissed within thirty (30) days, dissolves, is insolvent, fails to promptly pay for materials or services for which it has received payment from Delta, creates or permits the creation of any lien on any property or premises of Delta, makes an assignment or arrangement for the benefit of its creditors, refuses or neglects to perform the work properly and diligently (including failure to perform as a result of strike, walkout, or labor dispute affecting Contractor or others), is in default under any other agreement between the parties, or fails to perform any of the provisions of this Agreement, Delta may, at its option, by written notice to Contractor, declare Contractor in default, terminate Contractor's right to proceed with all or a part of the work, and take control or possession thereof and of materials, vehicles, equipment, supplies, tools and facilities and finish such terminated work by such means as it sees fit; provided, however, with respect to any refusal or neglect by the Contractor to perform the work properly and diligently, or failure to perform under other provisions of this Agreement, the Contractor shall have ten (10) days from receipt of written notice of such default from Delta to cure the default. Upon termination pursuant to this provision or Section 12.3, Contractor shall thereupon assign to Delta any contracts for goods or services in support of the work, if any, selected by Delta to be so assigned.

                  12.5 If Delta terminates this Agreement, Delta shall reimburse Contractor for any unpaid cost of the work which has been incurred by Contractor and is due it under Section 3, and in addition shall pay the unpaid balance of Contractor's Management Fee for the period up to and including the date of termination subject in each case to the Guaranteed Maximum Cost. Delta can deduct from the amount due hereunder any amount that Delta may be required to pay to a third party due to the nonpayment by Contractor of any amount and any damages, costs or expenses Delta may incur or suffer in the event said termination is made pursuant to Section 12.4. Contractor shall, as a condition of receiving the payments referred to in this Section 12, execute and deliver to Delta any and all instruments that may be required to transfer property to Delta, or otherwise required for the orderly termination of this Agreement. If the Agreement is terminated, for any reason, or expires on any date other than the last day of the then current forecast year as to which the Guaranteed Maximum Cost is applicable (as set forth in EXHIBIT C), the Contractor's Management Fee and the Guaranteed Maximum Cost for the then current forecast year shall be prorated.

                  12.6 Delta reserves the right to retain Contractor's subcontractors, if any, and all or any part of Contractor's employees executing the work may, at Delta's option, become employees of Delta or another contractor selected by Delta. Upon termination or expiration of the Agreement, Delta shall take possession of all materials, vehicles, equipment, supplies, tools and facilities owned by Delta or for which Contractor shall have been reimbursed by Delta (except for such items as to which Delta shall have accepted a credit for salvage value). Delta shall have no obligation to purchase any item from Contractor, even if Contractor has not been reimbursed for the costs or the costs have not been fully amortized, unless Delta expressly agreed in writing to do so with respect to the particular item prior to the acquisition of such item by Contractor.

         13. SECURITY CONSIDERATIONS. Contractor agrees that in the performance of this Agreement it is of paramount importance to maintain the security and safety of passengers, the general public and all personnel employed at the Airport and to safeguard the security and integrity of all personal, public and corporate property. In this regard, Contractor agrees, in accordance with applicable laws, to take those actions necessary to accomplish this purpose, including but not limited to the actions outlined in this Section 13.

                  13.1     BACKGROUND CHECKS.

                           13.1.1 Contractor warrants and agrees that it has
performed and will continue to perform employment and access investigations in accordance with Delta's Air Carrier Standard Security Program as approved by the Federal Aviation Administration (the "FAA") as in effect from time to time, including, without limitation, the requirements of 49 U.S.C. ss. 44936 and the FAA's regulations promulgated pursuant thereto at 14 C.F.R. Parts 107 or 108, of all persons hired by Contractor who have unescorted access to any airport area controlled for security reasons. Such employment and access investigations shall include without limitation employment histories and verifications, verifications of identity, and, in certain cases, criminal history record checks as more particularly required in said regulations.

                           13.1.2 Contractor shall also perform background
checks, to the extent allowable by applicable law, which will include, but not be limited to, a five year criminal history check for all persons Contractor has hired or will hire. Further, for all persons Contractor has hired or will hire who may operate a motor vehicle on the AOA, Contractor will also conduct a five year check of the person's state motor vehicle record.

                           13.1.3 Employment and access investigations,
background checks and motor vehicle checks shall be completed for all persons prior to Contractor allowing such persons unescorted access to any airport area controlled for security reasons or allowing such persons to operate motor vehicles on the AOA.

                  13.2 DRUG AND ALCOHOL TESTING. Contractor warrants and agrees that, on or before the effective date of this Agreement and to the extent required by applicable laws, regulations and orders, it will establish and thereafter maintain a drug and alcohol testing program for those personnel, if so employed by the Contractor, who perform sensitive safety related and security related functions as defined by the FAA's Anti-Drug Program for Personnel Engaged in Specified Aviation Activities (the "FAA's Anti-Drug Program"). Contractor agrees that such program will comply with all requirements set forth by the FAA. To the extent permitted by law, if Contractor employs personnel who are not covered by the FAA's Anti-Drug Program but who will have unescorted access to any airport area controlled for security reasons, such personnel shall be subject to pre-employment drug testing by Contractor for the same substances and in accordance with the same procedures as required by the FAA's Anti-Drug Program.

                  13.3 ADDITIONAL REQUIREMENTS. Contractor also agrees to undertake whatever other measures are necessary to comply with security, drug and alcohol testing, record-keeping, and other requirements appropriate to the areas to which Contractor has access or to the work performed by Contractor under this Agreement that are imposed from time to time by public agencies such as the FAA, the United States Postal Service, the United States Customs Service, and the Airport Operator (as defined in Section 15) or by Delta. In particular, but without limiting the generality of the foregoing, if Contractor's services hereunder include transportation, sortation, loading, unloading of the U.S. Mail, Contractor shall, to the fullest extent permitted by applicable law, comply with the requirements set forth in SCHEDULE II attached hereto and made a part hereof.

                  13.4 AUDIT OF EMPLOYMENT RECORDS. Contractor shall keep at the Airport full and detailed records demonstrating its compliance with this Section 13 as to each employee and shall maintain and preserve such records without additional compensation therefor for a period of three (3) years after termination or expiration of this Agreement. Delta shall have the right, but not the duty, to conduct such audits of Contractor's employment records as it deems prudent to ensure Contractor's compliance with this Section 13. Delta may terminate this Agreement immediately if it finds any evidence which indicates that Contractor has not complied with the obligations imposed by this Section 13.

                  13.5 SECURITY OF PROPERTY. Maintaining the security of the property of Delta and of its employees, agents, customers and invitees is an essential aspect of Contractor's performance under this Agreement. To the extent allowable by applicable law, Contractor shall conduct random searches of its employees' lunch boxes, bags, cases, containers and other items in which such property could be concealed. In the event that Delta is not satisfied with the effectiveness of Contractor's program of random searches, Delta may require Contractor to increase the frequency of such searches. Contractor shall emphasize to its employees the importance of ensuring the security of the property of Delta and of Delta's employees, agents, customers and invitees and shall, in accordance with applicable law, properly notify its employees of the existence and extent of the random search program prior to instituting such program.

         14. PROPRIETARY INFORMATION. In the course of performing services under this Agreement, it is possible that Contractor may obtain access to confidential and proprietary information of Delta, such as passenger or customer lists and pricing information. Contractor agrees that if it acquires any such information in the course of performing services under this Agreement, it shall maintain such information in confidence, shall not use such information for any purpose other than performing Contractor's obligations under this Agreement and shall not disclose such information to a third party during the term of this Agreement and for three (3) years after the termination or expiration of this Agreement, unless Contractor has obtained the prior written consent of Delta. Contractor may make disclosure pursuant to requirements of a governmental agency or disclosure required by operation of law, provided that Contractor shall give Delta reasonable advance notice to contest such requirement of disclosure.

         15. ON-SITE OPERATIONS AND OFFICE SPACE. Delta shall provide Contractor with on-site office and operations space at the Airport (referred to in this Section 15 as the "Premises") solely for use by Contractor in the performance of this Agreement. The size and location of the Premises shall be determined by Delta, in its sole discretion, and may be changed if deemed necessary or desirable by Delta, in its sole discretion. This grant of the right to use the Premises in connection with this Agreement is in all respects subject and subordinate to the terms and conditions of any and all leases, permits or other agreements between the operator of the Airport (the "Airport Operator") and Delta and any and all leases, permits or other agreements between any other entity and Delta with regard to the Premises, as amended or supplemented (such leases, permits and other agreements, as amended or supplemented, are hereinafter referred to as the "Master Agreements"). Contractor shall not commit or permit to be committed any act or omission that shall violate any term or condition of the Master Agreements and shall make no alterations, additions or improvements to the Premises. Upon the expiration or earlier termination of this

Agreement, Contractor shall return the Premises to Delta in their original condition, subject only to ordinary wear and tear. The Premises are to be used solely for the purpose of providing office space and operations space for the performance of this Agreement for Delta and shall be used for no other purpose whatsoever. Delta shall provide at the Premises services; provided, however, that Delta shall have no liability or responsibility, and Contractor hereby waives any claims against Delta, for any interruption or cessation of any such services, unless such interruption or cessation is caused by the gross negligence or willful misconduct of Delta.

         16.      INSURANCE.

                  16.1 At all times during the term of this Agreement, Contractor, with respect to the operations and services contemplated in this Agreement, agrees to carry and maintain at its own cost and expense Comprehensive General Liability Insurance for an amount of not less than $15,000,000 combined single limit on an occurrence basis for bodily injury and property damage. This insurance shall include contractual liability and shall be in such form as reasonably required by Delta. The insurance shall name Delta and the Airport Operator as additional insureds to the extent of Contractor's indemnity obligations hereunder and shall contain a standard cross-liability endorsement.

                  16.2 Contractor agrees to maintain Workers' Compensation Insurance for statutory limits and Employers' Liability Insurance in the amount of $1,000,000 to cover its employees. Contractor agrees to be solely and fully responsible for the payment of all Workers' Compensation benefits for its employees.

                  16.3 Contractor agrees to maintain Automobile Liability Insurance with minimum limits for Bodily Injury and Property Damage equal to $5,000,000 Combined Single Limit for each occurrence covering all liability arising out of any vehicle operated by Contractor and used in the performance of the express or implied terms of this Agreement. The policy shall name Delta and the Airport Operator as additional insureds to the extent of Contractor's indemnity obligations hereunder and shall contain a standard cross-liability endorsement.

                  16.4 Contractor shall obtain the Insurance required by this Agreement from a financially sound insurance company of recognized responsibility and shall furnish Delta with a certificate of insurance evidencing such coverage prior to commencing its services under this certificate of insurance evidencing such coverage Agreement. Such insurance policies shall be considered primary, without contribution from any other Insurance which is carried by Delta or the Airport Operator. All insurance policies shall provide that the insurance shall not be invalidated by any action or inaction of Contractor, that Contractor agrees to waive all rights of subrogation against Delta and the Airport Operator and that the insurance shall continue in full force and effect for at least thirty (30) days after Delta and the Airport Operator receive written notice of cancellation, termination or material alteration.

         17.      INDEMNIFICATION.

                  To the fullest extent permitted by law, Contractor shall release, indemnify, defend and hold harmless Delta and the Airport Operator, and their respective directors, officers, employees and agents (collectively, the "Indemnified Parties" and individually, an "Indemnified Party") from and against any and all claims, damages, losses, fines, civil penalties, liabilities, judgments, costs and expenses of any kind or nature whatsoever (including but not limited to interest, court costs and attorney's fees), which in any way arise out of or result from any act(s) or omission(s) by Contractor (or anyone directly or indirectly employed by Contractor or anyone for whose acts Contractor may be liable) in the performance or nonperformance of services or other obligations under this Agreement or in the use or Occupancy of any facilities or equipment provided by Delta, including but not limited to injury to or death of any person, damage to or destruction of any property, real or personal (including but not limited to property owned, leased or under the control of Delta), and liability or obligations under or with respect to any violation of federal, state and local laws, regulations, rules, codes and ordinances (including but not limited to those concerning environmental protection). This Section shall apply regardless of whether or not the damage, loss or injury complained of arises out of or relates to the negligence (whether active, passive or otherwise) of, or was caused in part by, an Indemnified Party. However, nothing contained in this Section shall be construed as a release or indemnity by Contractor of an Indemnified Party from or against any loss, liability or claim to the extent arising from the gross negligence or willful misconduct of that Indemnified Party. This Section shall not be construed to negate, abridge or otherwise reduce any other right to indemnity which would otherwise exist in favor of any Indemnified Party, or any other obligation of Contractor, its officers, directors, employees, agents or contractors to indemnify an Indemnified Party. Contractor's obligations under this Section shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits paid or payable by Contractor under Workers' Compensation Acts, disability benefits acts or other employee benefit laws or regulations. The indemnification obligations of this Section shall survive termination or expiration of this Agreement.

         18. NOTICES. Any notices, requests or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, by overnight courier, or by facsimile transmission ("fax"), or mailed by United States registered or certified mail, return receipt requested, postage prepaid, and addressed to the appropriate party at its address or to its fax number, as appropriate, as set forth below:

Contractor:

                           INTERNATIONAL TOTAL SERVICES, INC.
                           Crown Centre
                           5005 Rockside Road
                           Cleveland, Ohio 44131
                           Attention: Robert McKinley
                           Fax No.: (216)642-9235

Delta:

                           DELTA AIR LINES, INC.
                           1010 Delta Boulevard
                           Atlanta, Georgia 30320
                           Attention: ACS Business Partners, Department #108 Fax No.: (404)773-1147

Any such notice, request, or other communication shall be considered given on the date of hand or courier delivery if delivered by hand or overnight courier, on the date of receipt if delivered by fax, or on the date of deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address or fax number of which no notice was given shall not affect the validity or the effectiveness of the notice, request or other communication. By giving at least ten (10) days' prior written notice thereof, either party may from time to time and at any time change its mailing address or fax number hereunder.

         19. CONSENT. The Airport Operator's consent to this Agreement may be necessary. In the event such consent is required and is denied, this Agreement shall terminate and Contractor shall immediately vacate and surrender the Premises.

         20. FORCE MAJEURE. In the event that Delta's night operations at the Airport are halted or substantially decreased by reason of strike, labor dispute, picketing, action or interference of governmental authorities, riots, terrorist attack, act of God or other cause reasonably beyond the control of Delta, this Agreement (and payment for services hereunder) may be suspended for the duration of such halted or decreased operations, on twenty-four (24) hours' notice addressed by Delta to Contractor.

         21. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. excluding its laws regarding conflict or choice of law, and Contractor voluntarily submits itself to the jurisdiction of the state and federal courts situated in Fulton County, Georgia, for any dispute arising hereunder.

         22. SUBCONTRACTS ASSIGNMENT. Contractor shall not subcontract out or delegate the services to be provided hereunder without the prior written consent of Delta. All subcontracts must be approved in writing by Delta prior to execution and shall conform to any applicable requirements of this Agreement. This Agreement shall not be assigned, in whole or in part, by either party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and assigns.

         23. ENTIRE AGREEMENT. This Agreement, including all Exhibits and Schedules hereto (which Exhibits and Schedules are incorporated herein by reference), constitutes the complete agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements, representations and understandings, if any, between the parties concerning the same, whether written or oral.

         24. MODIFICATIONS AND AMENDMENTS. This Agreement shall not be modified or amended in any respect except by written instrument duly executed by or on behalf of each of the parties to this Agreement.

         25. NO WAIVER. No provision of this Agreement shall be deemed to have been waived by Delta unless such waiver is in writing and signed by Delta, nor shall any custom or practice which may evolve between the parties in the administration of the terms hereof be construed to waive or lessen the right of Delta to insist upon the performance by Contractor in strict accordance with the terms hereof.

         26. REMEDIES CUMULATIVE. Each right and remedy of Delta provided for in this Agreement, or now or hereafter existing at law, in equity or by statute or otherwise, shall be cumulative and concurrent, and the exercise or beginning of the exercise of any one or more of such rights or remedies shall not preclude the exercise of that right or remedy in the future or the exercise of any other right or remedy at any time.

         27. SEVERABILITY. If any provision or term of this Agreement shall be determined to be illegal, invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall remain valid and enforceable to the fullest extent permitted by law.

         28. NONDISCRIMINATION. The provisions of SCHEDULE 1, attached hereto, are incorporated herein for all purposes.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first written above.

INTERNATIONAL TOTAL SERVICES,           DELTA AIR LINES, INC.
 INC.

By___________________________           By ___________________________

Title _______________________           Title _________________________

Date_________________________           Date___________________________

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